Exhibit 99.1

GT Solar Receives First Orders for Sapphire Crystallization Furnaces

Orders totaling more than $84 million come from two new market entrants in China

MERRIMACK, N.H.--(BUSINESS WIRE)--December 1, 2010--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today announced that it has received its first two orders totaling more than $84 million for sapphire crystallization systems. The orders come from Jiangsu Jixing New Material Co., Ltd and Jiujiang Sapphire Tech Co., Ltd. Total annual production capacity of the two orders is approximately eight million two-inch equivalents (TIE) of sapphire substrates.

“GT Solar is pleased that both Jiangsu Jixing New Material Co., Ltd and Jiujiang Sapphire Tech Co., Ltd, affiliates of two highly valued long term PV customers, have selected our sapphire crystallization equipment for their new production facilities,” said Tom Gutierrez, president and CEO of GT Solar. “The response to our sapphire equipment strategy from customers has been very positive and we are pleased to be able to announce our first orders. We continue to talk with other potential customers in the Asia region for our sapphire crystallization systems and believe we are on track to meet our projected $100 million in revenue in our FY12 from sapphire crystallization equipment sales.”

The two orders represent GT Solar’s entry into the LED equipment market, which GT Solar stated it would pursue when it announced its acquisition of Crystal Systems in July of 2010. Both Jiangsu Jixing New Material Co., Ltd and Jiujiang Sapphire Tech Co., Ltd are positioning themselves to capitalize on the expected growth of the LED market over the coming years by building the capacity to produce high quality, large area sapphire substrates. These initial customers will be targeting the high brightness LED market segment.

“Our advanced sapphire crystallization systems are built on a highly scalable and reliable architecture that lets customers quickly ramp to volume production with a lower capital investment compared with other competing crystallization technologies,” continued Mr. Gutierrez. “The combination of our technology and the depth of our regional service and installation expertise deliver compelling value to our customers by reducing the risks of equipping and commissioning a new manufacturing facility.”

The two orders in combination with other DSS and polysilicon orders bring GT Solar’s Q3 quarter-to-date bookings to more than $245 million and strengthen the company’s view for a strong FY 2012 based on the pipeline of orders still under discussion with customers.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR), is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding expected revenue from customer contracts for sapphire crystallization systems and for expected orders in the Company’s current third fiscal quarter of FY2010. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that the Company is unable to recognize revenue on customer contracts, that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010 and quarterly report on Form 10-Q for the second fiscal quarter filed on November 9, 2010. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Media
GT Solar
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
GT Solar
Ryan Blair, 603-681-3869
ryan.blair@gtsolar.com